Exhibit 99.1

NeuroBo Pharmaceuticals Reports Third Quarter 2021 Financial Results

BOSTON, November 15, 2021 -- NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on developing and commercializing multimodal disease-modifying therapies for viral, neuropathic and neurodegenerative diseases, today announced financial results for the third quarter ended September 30, 2021.

Third Quarter Highlights

“In October, following a positive recommendation from the independent data safety monitoring board, we continued to advance our phase 2/3 clinical trial of lead drug candidate, ANA001, a proprietary oral niclosamide formulation, in development as a treatment for patients with moderate to severe COVID-19,” stated Richard J. Kang, Ph.D., outgoing President and Chief Executive Officer of NeuroBo. “We are currently in the process of expanding the trial to clinical sites in the Ukraine and Poland and expect to complete the 60-subject phase 2 portion of the trial in the first quarter of 2022.”

Dr. Kang continued, “Additionally, in October, we successfully closed a registered direct offering, raising approximately $14.0 million, significantly bolstering our balance sheet enabling us to extend our cash runway into the fourth quarter of 2022.”

Management Transition

As previously announced, the Company has appointed Gil Price, M.D. as President and Chief Executive Officer. Dr. Price will replace Dr. Kang, who is stepping down following the filing of the Company’s Form 10-Q for the quarter ended September 30, 2021 to pursue other opportunities. Dr. Kang will remain on the NeuroBo Board of Directors, and will consult for NeuroBo for a period of up to one year in order to help ensure an orderly transition.

“It has been a privilege to serve as Chief Executive Officer of NeuroBo and guide it to the current stage of clinical development. I am confident that the company will be in good hands under Gil’s stewardship and am pleased to work alongside the team during the transition period and beyond as a continuing member of NeuroBo’s Board,” added Dr. Kang.

Third Quarter 2021 Financial and Operating Results

●	Research and Development (R&D) Expenses were $1.4 million for the three months ended September 30, 2021 as compared to $1.3 million for the three months ended September 30, 2020. The $0.1 million increase in the third quarter of 2021 was primarily attributable to an increase in clinical trial costs in 2021 on a net basis when compared to the comparable quarter in the prior year.
●	General and Administrative Expenses were $2.1 million for the three months ended September 30, 2021, compared to $1.8 million for the three months ended September 30, 2020. The increase of $0.3 million in the current period was primarily due to an increase in legal and consulting costs of $0.2 million, payroll costs of $0.1 million, public company costs of $0.1 million and insurance costs of $0.1 million, offset in part by a reduction in facility related costs of $0.1 million and stock-based compensation of $0.1 million when compared to the comparable prior year period.

●	Interest Income for the quarters ended September 30, 2021 and 2020 was $3,000 and $6,000, respectively, related to cash deposits.
●	Net Loss for the quarter ended September 30, 2021 was $3.5 million, or $0.16 per basic and diluted share, based on 22,285,492 weighted average common shares outstanding, compared with a net loss of $3.1 million, or $0.19 per basic and diluted share, based on 16,427,307 weighted average common shares outstanding for the quarter ended September 30, 2020.
●	Cash and Cash Equivalents were $7.0 million as of September 30, 2021, compared with $10.1 million as of December 31, 2020. Operating at its current level of clinical activity and including the proceeds from the October 2021 registered direct offering, NeuroBo expects its cash position will be adequate to fund operations into the fourth quarter of 2022.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc., a clinical-stage biotechnology company focused on developing and commercializing multi-modal disease-modifying therapies for viral, neuropathic, and neurodegenerative diseases, has a current portfolio of four drug candidates. The company's recently acquired ANA001 candidate is a proprietary oral niclosamide formulation in development as a treatment for patients with moderate to severe COVID-19 (patients not requiring ventilators). Niclosamide is a potential oral antiviral and anti-inflammatory agent with a long history of use and a well-understood safety profile in humans. ANA001 is currently being studied in a 60-subject Phase 2/3 clinical trial conducted at up to 20 clinical sites in the U.S. Niclosamide has demonstrated both antiviral and immunomodulatory activity with possible downstream effects on coagulation abnormalities observed in COVID-19. The company’s NB-01 candidate has been shown in a Phase 2 study to significantly reduce pain symptoms associated with painful diabetic neuropathy (PDN), with a superior safety profile when compared to currently available treatments. Due to the global COVID-19 crisis, a planned Phase 3 study of NB-01 was postponed. In the interim, NeuroBo is exploring a potential orphan drug indication targeting chronic pain for NB-01. NeuroBo's NB-02 drug candidate is focused on the treatment of Alzheimer's disease and neurodegenerative diseases associated with the pathological dysfunction of tau proteins in the brain. The company's fourth program, Gemcabene, was previously being developed for the treatment of dyslipidemia, a serious medical condition that increases the risk of life-threatening cardiovascular disease. Gemcabene is currently being assessed as an acute treatment for COVID-19.

For more information visit: https://www.neurobopharma.com.

Forward Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding NeuroBo’s development expenses, the development of NeuroBo’s product candidates and the therapeutic potential, timing and nature of clinical trials and potential regulatory approval of NeuroBo’s clinical programs and pipeline. Forward-looking statements are usually identified by the use of words, such as "believes," "anticipates," "expects," "intends," "plans," "may," "potential," "will," "could" and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: recent changes in NeuroBo’s management; the failure to obtain all of the benefits or recognize all of the synergies anticipated from the ANA acquisition; the integration of ANA potentially diverting management resources from operational matters and other strategic opportunities; the effect of future milestone payments and royalties specified in the ANA acquisition agreement on the results of operations and financial position of NeuroBo; the occurrence of health epidemics or contagious diseases, such as COVID-19, and potential effects on NeuroBo's business, clinical trial sites, supply chain and manufacturing facilities; NeuroBo's ability to continue as a going concern; the timing of completion of NeuroBo's planned clinical trials, including with respect to ANA001 and Gemcabene; the timing of the availability of data from NeuroBo's clinical trials, including with respect to ANA001 and Gemcabene;  NeuroBo’s plans to research, develop and commercialize its current and future product candidates, including the potential alternative pathways for NB-01; NeuroBo’s ability to successfully collaborate with existing collaborators or enter into new collaborations and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of NeuroBo's product candidates, including ANA001 and Gemcabene; the impact of government laws and regulations; NeuroBo’s ability to protect its intellectual property position; and NeuroBo's need for additional financing to fulfill its stated goals; and other factors discussed in the "Risk Factors" section of NeuroBo's Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about the date hereof. In addition, the forward-looking statements included in this press release represent NeuroBo's views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NeuroBo's views as of any date subsequent to the date hereof.

Contacts:

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com

- Tables to Follow -

NeuroBo Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts and par value)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash	$6,984	$10,089
Prepaid expenses	812	546
Other assets	48	48
Total current assets	7,844	10,683
Right-of-use assets and other	111	130
Property and equipment, net	122	155
Total assets	$8,077	$10,968
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$953	$2,575
Accrued liabilities	922	1,096
Lease liability, short-term	26	24
Total current liabilities	1,901	3,695
Lease liability, long-term	51	70
Total liabilities	1,952	3,765
Commitments and contingencies (Notes 4, 5, 6 and 11)
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized as of September 30, 2021 and December 31, 2020; no shares issued or outstanding as of September 30, 2021 and December 31, 2020.	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 22,285,492 and 19,671,182 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively.	22	20
Additional paid–in capital	83,349	73,713
Accumulated other comprehensive income	4	14
Accumulated deficit	(77,250)	(66,544)
Total stockholders’ equity	6,125	7,203
Total liabilities and stockholders’ equity	$8,077	$10,968

NeuroBo Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$1,394	$1,265	$4,549	$4,091
General and administrative	2,070	1,795	6,171	6,110
Total operating expenses	3,464	3,060	10,720	10,201
Loss from operations	(3,464)	(3,060)	(10,720)	(10,201)
Interest income	3	6	14	34
Other expense, net	—	—	—	(1)
Loss before income taxes	(3,461)	(3,054)	(10,706)	(10,168)
Provision for income taxes	—	—	—	—
Net loss	(3,461)	(3,054)	(10,706)	(10,168)
Other comprehensive (loss) income, net of tax	1	13	(10)	(15)
Comprehensive loss	$(3,460)	$(3,041)	$(10,716)	$(10,183)
Loss per share:
Net loss per share, basic and diluted	$(0.16)	$(0.19)	$(0.49)	$(0.63)
Weighted average common shares outstanding:
Basic and diluted	22,285,492	16,427,307	22,036,184	16,135,000